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                                                                    Exhibit 3.17

                            BONITA BAY HOLDINGS, INC.

                              ARTICLES OF AMENDMENT

     1. The name of the corporation is Bonita Bay Holdings, Inc. (the "CORPORATION").

     2. Article III of the Corporation's Articles of Incorporation (the "ARTICLES OF INCORPORATION") is hereby amended to add the following paragraph after the first paragraph of Article III (the "AMENDMENT"):

     "No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares."

     3. The Amendment was proposed and adopted by the Board of Directors and submitted and recommended to the shareholders for approval by unanimous written consent of the Board of Directors of the Corporation, effective December 13, 2002.

     4.   Holders of shares of the Corporation's Class A Common Stock and
Class B Common Stock, voting as separate classes, were eligible to vote on the adoption of the Amendment. In accordance with the Virginia Stock Corporation Act and the Articles of Incorporation, the Amendment required the affirmative vote of the holders of not less than two-thirds of the Class A Common Stock and the affirmative vote of the holders of not less than 85% of the Class B Common Stock. The Amendment was approved and adopted, in accordance with Article VI of the Articles of Incorporation and Section 13.1-657 of the Virginia Stock Corporation Act, by the holders of Class A Common Stock and by the holders of Class B Common Stock by non-unanimous written consent of the shareholders, effective December 18, 2002. There were 51,514,709 shares of Class A Common Stock of the Corporation outstanding as of December 13, 2002, which represented 51,514,709 votes, and there were 34,340,506 shares of Class B Common Stock of the Corporation outstanding as of December 13, 2002, which represented 34,340,506 votes. There were 43,045,209 undisputed votes cast for the Amendment by the holders of Class A Common Stock, and there were 34,340,506 undisputed votes cast for the Amendment by the holders of Class B Common Stock, representing a sufficient number of votes necessary to approve the Amendment by the holders of Class A Common Stock and Class B Common Stock in accordance with the Articles of Incorporation.

     5. These Articles of Amendment shall be effective at 5:00 p.m. on December 23, 2002.

                          [SIGNATURE ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer, this 21st day of December, 2002.


                                     BONITA BAY HOLDINGS, INC.


                                     By: /s/ Cynthia B. Satterwhite
                                         --------------------------
                                         Name:     Cynthia B. Satterwhite
                                         Title:    Chief Financial Officer,
                                                   Vice President, Treasurer and
                                                   Assistant Secretary

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                             ARTICLES OF CORRECTION
                                       OF
                            BONITA BAY HOLDINGS, INC.

   The undersigned corporation, as authorized by its Board of Directors and pursuant to Section 13.1-607 of the Code of Virginia, hereby executes the following articles and sets forth:

                                       ONE

   The name of the corporation is Bonita Bay Holdings, Inc. (the "Corporation").

                                       TWO

   The articles to be corrected are the articles of incorporation (the "Articles") of the Corporation, which became effective on September 28, 2001

                                      THREE

   The aforesaid Articles contain the following incorrect statement: "Except as otherwise required by law and by Section Section 1 (c) of this Article III (in which case, holders of Class B Common Stock shall vote at the rate of one vote for each share of such stock held) as a single class unless otherwise required by law, no share or shares of Class B Common Stock shall entitle the holder thereof to vote on any matter on which the shareholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matter."

   This incorrect statement is found in Article III, Section 1(b) of the Articles, and is corrected by inserting in lieu of such statement the following "Except as otherwise required by law and by Section 1(c) of this Article III (in which case, holders of class B Common Stock shall vote at the rate of one vote for each share of such stock held as a single class unless otherwise required by law), no share or shares of Class B Common Stock shall entitle the holder thereof to vote on any matter on which the shareholders of the Corporation shall be entitled to vote and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters."

   The officer authorized to act on behalf of the Corporation declares that the facts herein stated are true as of October 1, 2001.

                           BONITA BAY HOLDINGS, INC.

                     By         /s/ Cynthia B. Satterwhite
                           ---------------------------------------------
                           CYNTHIA B. SATTERWHITE
                           VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                           ASSISTANT SECRETARY

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                            ARTICLES OF INCORPORATION

                                       OF

                            BONITA BAY HOLDINGS, INC.

                                    ARTICLE I
                                      NAME

     The name of the corporation is Bonita Bay Holdings, Inc. (the
"Corporation").

                                   ARTICLE II
                                     PURPOSE

     The purpose of the Corporation is to acquire, own and operate a consumer products business and to transact any and all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act.

                                   ARTICLE III
                                AUTHORIZED SHARES

     The total authorized capital stock of the Corporation shall be One Hundred and Seventy Five Million (175,000,000) shares consisting of 125,000,000 shares of Class A Common Stock, no par value per share (referred to herein as the "Class A Common Stock") and 50,000,000 shares of Class B Common Stock, no par value per share (referred to herein as the "Class B Common Stock"). The Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as "Common Stock."

     The designation, preferences, relative, participating, optional or other special rights, qualifications, limitations, restrictions, voting powers and privileges of each class of the Corporation's capital stock shall be as follows:

Section 1.   VOTING RIGHTS.

     (a) CLASS A COMMON STOCK. Except as otherwise required by law, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one vote for each share of such stock held by such holder.

     (b) CLASS B COMMON STOCK. Except as otherwise required by law and by Section Section 1(c) of this Article III (in which case, holders of Class B Common Stock shall vote at the rate of one vote for each share of such stock held) as a single class unless otherwise required by law, no share or shares of Class B Common Stock shall entitle the holder thereof to vote on any matter on which the shareholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to

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vote on any such matters. Holders of Class B Common Stock shall be entitled to receive all notices and proxy statements sent by the Corporation to holders of Class A Common Stock.

     (c) AMENDMENTS. Any amendment to this Article III which would have a material adverse effect on the rights of the holders of Class B Common Stock shall require the consent of the holders of not less than 85 percent of the issued and outstanding shares of Class B Common Stock: PROVIDED: that such consent shall not be required in the event such amendment is required to ensure compliance with applicable law.

Section 2.   DIVIDENDS.

     The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions (including, without limitation, any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation) are declared, whether payable in cash, in property or in shares of stock of the Corporation, other than in shares of Class A Common Stock or Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions as if all such shares were of a single class: PROVIDED, that if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each Regulated Holder, at such holder's request, dividends consisting of non-voting securities of the Corporation which are otherwise identical to the voting securities and which are convertible or exchangeable for such voting securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock. No dividends or other distributions shall be declared or paid in shares of Class A Common Stock or Class B Common Stock or options, warrants or rights to acquire shares of such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable to all of the holders of Common Stock ratably according to the number of shares of Common Stock held by each of them, in shares of Class A Common Stock to holders of that class of stock and Class B Common Stock to holders of that class of stock.

Section 3.   LIQUIDATION RIGHTS.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by each of them, in all assets of the Corporation available for distribution to its shareholders.

Section 4.   CONVERSION.

     (a) At any time and from time to time, each share of Class B Common Stock shall be convertible into one share of Class A Common Stock and each share of Class A Common Stock shall be convertible into one share of Class B Common Stock.

     (b) Each conversion of shares of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the

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principal office of the Corporation (or such other office or agency of the
Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice duly executed by the holder of such Converting Shares, stating (i) that such shareholder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the other class of Common Stock (the "Converted Shares"), (ii) the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to issued, (iii) instructions for the delivery thereof and (iv) that such conversion and the holding of such Converted Shares by such holder or holders are permitted under the then current applicable law. The Corporation shall promptly notify each converting shareholder of its receipt of such notice. Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering shareholder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation shall deliver to the converting shareholder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; PROVIDED, HOWEVER, that if such conversion is subject to Section 6 of this Article III, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such shareholder shall cease (except that, in the case of a conversion subject to Section 6 of this Article III, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein) and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the shareholder or shareholders of record of the Converted Shares. Upon issuance of shares in accordance with this
Section 4, such Converted Shares shall be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.

     (c) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions pursuant to this Article III, the full number of shares of Common Stock of each class from time to time issuable upon the conversion of all shares of Common Stock then outstanding and entitled to convert and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares upon any such conversion. In addition, the Corporation shall also reserve and keep available such other securities and property as may from time be deliverable upon conversion of Common Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to lawfully deliver such other securities and property upon conversion. So long as any shares of Common Stock shall be

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outstanding, the Corporation shall take all corporate action necessary in order for the Corporation to be able to validly and legally issue fully paid and nonassessable shares of Common Stock upon any conversion thereof.

Section 5.   SUBDIVISIONS, COMBINATIONS AND OTHER ACTION AFFECTING CAPITAL
             STOCK.

     If shares of either class of Common Stock are subdivided or combined, then shares of both classes of Common Stock shall be so subdivided or combined, and effective provision shall be made for the protection of the conversion rights hereunder. The Corporation shall not enter into any reorganization, reclassification or change of shares of the Class A Common Stock or Class B Common Stock unless the shares, options, warrants or other rights, securities or other property issuable to the holders of Class A Common Stock and Class B Common Stock are identical on a share-for-share basis; PROVIDED, HOWEVER, that if the shares, options, warrants or other rights, securities or other property issuable to holders of Class A Common Stock and Class B Common Stock, or the securities issuable upon conversion thereof, are convertible into or shall consist of voting securities, the Corporation shall make available to each holder of Class B Common Stock, at such holder's request, shares, options, warrants or other securities consisting of or convertible or exercisable into nonvoting securities which are otherwise identical to the voting securities received by the holders of Class A Common Stock and which are convertible into or exchangeable for such voting securities on the same terms as the Class B Common Stock is convertible into the Class A Common Stock.

Section 6.   REGULATED SHAREHOLDERS.

     (a) The Corporation shall not convert or directly or indirectly redeem, purchase, acquire or take any other action affecting outstanding shares of capital stock of the Corporation if such action will increase the percentage of outstanding voting securities owned or controlled by any Regulated Holder who has identified itself as such to the Company in writing, which writing shall include the amount of shares of Common Stock held by such holder (other than each Regulated Holder which waives in writing its rights under this Article), unless the Corporation gives written notice (the "Deferral Notice") of such action to each Regulated Holder. The Corporation shall defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of 20 days (the "Deferral Period") after giving the Deferral Notice in order to allow each Regulated Holder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any Regulated Holder then elects to convert any shares of Class A Common Stock, it shall notify the Corporation in writing within 10 days of the issuance of the Deferral Notice, in which case the Corporation shall promptly notify from time to time prior to the end of such 20-day period each other Regulated Holder of each proposed conversion and effect the conversions requested by all Regulated Holders at the end of the Deferral Period. The Corporation shall not directly or indirectly redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock of the Corporation if such action will increase over 24.9% the percentage of outstanding Common Stock owned or controlled by any Regulation Y Holder and its Affiliates (other than a Regulation Y Holder which waives in writing its rights under this Article).

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     (b)     In no event shall the Company convert or directly or indirectly redeem, purchase, acquire or take any other action affecting outstanding shares of capital stock of the Corporation if, after giving effect to such conversion, redemption, purchase, acquisition or other action, any Regulated Holders would be in violation of any applicable laws including, without limitation, Regulation Y or the SBIA.

Section 7.   MISCELLANEOUS.

     The issuance of certificates for shares of any class of Common Stock (upon conversion of shares of any other class of Common Stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

     The Corporation shall keep at its principal executive office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Subject to any other restriction on transfer to which such holder or such shares may be bound, the Corporation shall also register such new certificate in such name or names as requested by the holder of the surrendered certificate.

Section 8.   DEFINED TERMS.

     As used in this Article III, the following terms shall have the meanings shown below:

     (a) "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person) or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling." "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     (b) "Regulated Holder" shall mean any shareholder of the Corporation that is (i) directly or indirectly, due to its ownership by an entity subject to Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R.
Part 225 (or any successor to such regulation) ("Regulation Y"), subject to the provisions of Regulation Y and holds shares of Common Stock or (ii) a Small Business Investment Company licensed by the United States Small Business Administration under the SBIA.

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     (c)     "Regulation Y Holder" shall mean any shareholder of the Corporation that is a bank holding company within the meaning of the Bank Holding Company
Act of 1956, as amended, or a subsidiary thereof and is subject to Regulation Y.

     (d) "SBIA" shall mean the Small Business Investment Act of 1958, as amended, and the regulations thereunder.

                                   ARTICLE IV
                           REGISTERED OFFICE AND AGENT

     The initial registered office is located in the City of Richmond, and the address is c/o Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219. The name of the initial registered agent at such address is Daniel M. LeBey, who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

                                    ARTICLE V
          INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

     A.      In this Article:

             1. "applicant" means the person seeking indemnification pursuant to this Article.

             2.     "expenses" includes counsel fees.

             3. "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

             4. "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             5. "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

     B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

     C. The Corporation shall indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or (2) any Director or officer who is or

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was serving at the request of the Corporation as a Director, trustee, partner or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

     D. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

     E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE of its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article.

     F. Any indemnification under Section C of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met ?? applicable standard of conduct set forth in Section C. The determination shall be ??

             1. By the Board of Directors by a majority vote of a ?? ?? of Directors not at the time parties to the proceeding;

             2. If a quorum cannot be obtained under subse?? section, by majority vote of a committee duly designated by the Board of ?? designation Directors who are parties may participate), consisting so?? Directors not at the time parties to the proceeding;

             3.     By special legal counsel:

                    (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection 1 or 2 of this section; or

                    (b) If a quorum of the Board of Directors cannot be obtained under subsection 1 of this section and a committee cannot be designated under subsection 2 of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

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             4.     By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

     Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection 3 of this section to select counsel.

     Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

     G.      Indemnification Procedure.

             1. The Corporation may pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section F if the applicant furnishes the Corporation:

                    (a) a written statement of his good faith belief that he has met the standard of conduct described in Section C; and

                    (b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

             2. The undertaking required by paragraph (b) of subsection 1 of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

             3. Authorizations of payments under this section shall be made by the persons specified in Section F.

     H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section B or C of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C. The provisions of Sections D through E of this Article shall he applicable to any indemnification provided hereafter pursuant to this Section H.

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     I.      The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

     J. Every reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); PROVIDED, HOWEVER, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

     K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                                   ARTICLE VI
                             ACTION WITHOUT MEETING

     Action required or permitted by the Virginia Stock Corporation Act to be taken at a shareholders' meeting may be taken without a meeting and without prior notice (except for any notice required by the Virginia Stock Corporation
Act), if the action is taken by shareholders who would be entitled to vote at a meeting of holders of outstanding shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.


Dated:    September 28, 2001               /s/ Daniel M. LeBey
                                       ------------------------------
                                       Daniel M. LeBey
                                       Incorporator

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